Exhibit 10.19

Advanced Inhalation Therapies (AIT) Ltd.
2 Derech Meir Weisgal
 Rehovot, 7632605 Israel

October 31, 2016

Via Email
 Ron Bentzur, Chairman, AIT

Re:          Waiver of Back Salary

Dear Ron:

As you are aware, pursuant to my position as Chief Executive I am entitled to salary of $218,871 annually as of September 2015 (prior annual salary – $195,331).  No portion of this salary has been paid from June 2015 through to the present.  As such, the total salary owed to me by AIT is presently $304,183 with additional monies due and owing to Dandelion Investments Ltd, in which I am the principal.

As we prepare for the private equity investment and public offering referenced in the Board Resolutions dated October 21, 2016 and thereafter, and contingent on the closing of those transactions, please note that I hereby waive, release, discharge and make covenant not to claim any of the earnings referenced herein up to and through the date of the closing on the private equity investment and public offering with salary at the contracted terms to re-commence immediately following the release of funds from the private equity investment.  Further contingent on the closing of the referenced transactions, I waive, release, discharge and make covenant not to claim any monies due and owing to Dandelion Investments Ltd., and I am so authorized to issue such waiver.

I acknowledge that I am, upon and subject to the closing of the referenced transactions, waiving substantial rights and earnings on my own behalf and that of Dandelion Investments Ltd., and that I do so voluntarily and without any inducement.

Sincerely,

Advanced Inhalation Therapies (AIT) Ltd.

/s/ Amir Avniel By: Amir Avniel Chief Executive Officer